Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-151619
CA, Inc.
5.375% Senior Notes due 2019
Pricing Term Sheet
November 9, 2009

Issuer	CA, Inc.

Size	$750,000,000 aggregate principal amount

Maturity	December 1, 2019

Coupon	5.375%

Price to Public	99.162% of principal amount

Yield to Maturity	5.484%

Spread to Benchmark Treasury	2.000%

Benchmark Treasury	3.625% due August 15, 2019

Benchmark Treasury Price
and Yield	101-05; 3.484%

Interest Payment Dates	June 1 and December 1, commencing June 1, 2010

Make-Whole Call	At any time at a discount rate of Treasury plus 30 basis points

Trade Date	November 9, 2009

Settlement	T+3; November 13, 2009

CUSIP	12673PAC9

ISIN	US12673PAC95

Ratings	Baa3 (stable outlook) / BBB (stable outlook) / BBB (stable
outlook)

Joint Bookrunners	Banc of America Securities LLC
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Co-Managers	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
BNP Paribas Securities Corp.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212-834-4533.